As filed with the Securities and Exchange Commission on March 25, 2005

Registration No. 333-42546

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFELINE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	20-1591429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 Lawrence Street, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

2000 EMPLOYEE STOCK OPTION PLAN

2000 EMPLOYEE STOCK PURCHASE PLAN

2000 STOCK INCENTIVE PLAN

(Full title of the Plan)

Ronald Feinstein

President and Chief Executive Officer

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, MA 01702

(Name and address of agent for service)

(508) 988-1000

(Telephone number, including area code, of agent for service)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
(1)	N/A	N/A	N/A	N/A

(1)	No additional securities are being registered under this amendment. The applicable registration fee was paid upon the filing of the original Registration Statement No. 333-42546.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement No. 333-42546 on Form S-8 (the “Registration Statement”) of Lifeline Systems Company (f/k/a Lifeline Systems, Inc.), a Massachusetts corporation (the “Predecessor”), is being filed by Lifeline Systems, Inc. (f/k/a Lifeline Holdings, Inc.), a Massachusetts corporation (the “Registrant”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the reorganization of the Predecessor pursuant to an Agreement and Plan of Share Exchange between the Predecessor and the Registrant, which was effective as of December 9, 2004 (the “Share Exchange”). As a result of the Share Exchange, the Registrant became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to the Share Exchange, each outstanding share of common stock, $0.02 par value per share, of the Predecessor was exchanged for one share of common stock, $0.02 par value per share, of the Registrant (including an associated preferred stock purchase right). As a result, the shareholders of the Predecessor immediately prior to the Share Exchange became the shareholders of the Registrant. In addition, the Registrant, which was a wholly-owned subsidiary of the Predecessor prior to the Share Exchange, became the sole shareholder and parent corporation of the Predecessor.

After the Share Exchange, the Predecessor and the Registrant took a number of other actions to complete the reorganization into a holding company structure, including reorganizing the Registrant’s subsidiaries such that the Predecessor became an indirect, wholly-owned subsidiary of the Registrant and converting the Predecessor into a Massachusetts business trust. A more complete description of the actions taken pursuant to the reorganization may be found in the Registrant’s Registration Statement on Form S-4 (No. 333-118929) filed with the Securities and Exchange Commission (the “SEC”) on October 27, 2004 and declared effective by the SEC on October 28, 2004.

In connection with the Share Exchange, the Registrant assumed each of the Predecessor’s 1991 Stock Option Plan, 1994 Stock Option Plan, 2000 Stock Incentive Plan, 2000 Employee Stock Option Plan and 2000 Employee Stock Purchase Plan, each as amended to date, including the ability to grant options and other awards under the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. Upon effectiveness of the Share Exchange, (1) each outstanding option and other award assumed by the Registrant became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the Share Exchange, and (2) the number of shares of common stock of the Registrant issuable upon the exercise of such an option or subject to such an award became equal to the number of shares of common stock of the Predecessor subject to the option or award prior to the Share Exchange.

Immediately prior to the Share Exchange, the common stock purchase rights registered on the Form 8-A filed by the Predecessor on August 5, 1998 expired and were no longer outstanding.

Prior to the Share Exchange, the Registrant entered into a Rights Agreement, effective as of November 19, 2004, with Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”). In connection with the Rights Agreement, the Board of Directors of the Registrant declared a dividend of one preferred stock purchase right (each purchase right, a “Right”) for each outstanding share of common stock of the Registrant held of record as of the close of business on December 7, 2004. As a result, each share of common stock of the Registrant issued and exchanged in connection with the Share Exchange on December 9, 2004 included an associated Right. Each Right, when exercisable, entitles the registered holder to purchase from the Registrant a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, $0.01 par value per share, at a per unit purchase price of $100, subject to adjustment upon the occurrence of events specified in the Rights Agreement. A summary of the Rights may be found in the Form 8-A/A filed by the Registrant on December 10, 2004.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to the Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Exchange Act.

The applicable registration fee was paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents and information previously filed with the SEC by the Registrant are hereby incorporated by reference in this registration statement:

•	The Annual Report on Form 10-K for the year ended December 31, 2004 (as filed by the Registrant on March 11, 2005).

•	The Current Reports on Form 8-K filed by the Registrant on February 8, 2005 and February 15, 2005.

•	The description of the common stock, $0.02 par value per share (including the associated preferred stock purchase rights), of the Registrant contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A, filed with the SEC on December 10, 2004 pursuant to the Exchange Act.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities being offered by this registration statement will be passed for the Registrant by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Jeffrey A. Stein, the Registrant’s Secretary, is a partner in the law firm of Wilmer Cutler Pickering Hale and Dorr LLP.

Item 6.	Indemnification of Directors and Officers

Article VI, Section 3, of the Registrant’s articles of organization provides that a director of the Registrant shall not be personally liable to the Registrant for monetary damages resulting from a breach of fiduciary duty as a director, to the fullest extent permitted by Chapter 156D of the General Laws of Massachusetts (the “Massachusetts Business Corporation Act”). The Massachusetts Business Corporation Act prohibits the elimination or limitation of directors’ liability for any of the following:

(a) Breaches of the director’s duty of loyalty to the Registrant or its shareholders;

(b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) Acts covered by Section 6.40 of the Massachusetts Business Corporation Act (which relates generally to the liability of directors for authorizing distributions to shareholders at a time when the Registrant is insolvent or bankrupt); and

(d) Transactions from which the director derived an improper personal benefit.

The Massachusetts Business Corporation Act requires Massachusetts corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, the Massachusetts Business Corporation Act permits Massachusetts corporations to indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A Massachusetts corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Under Section 7.2 of the Registrant’s bylaws, the Registrant will indemnify, to the fullest extent permitted by the Massachusetts Business Corporation Act, each person who serves or has served as an officer or director of the Registrant or in any capacity with respect to any employee benefit plan of the Registrant against all liabilities and expenses (including judgments, settlements, penalties, fines and reasonable attorneys’ fees) arising out of a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, in which he may be a defendant or otherwise may be involved by reason of his service as a director or officer of the Registrant or as a fiduciary of any such employee benefit plan. However, unless ordered by a court, the Registrant shall provide no indemnification if the person seeking indemnification did not act in good faith, did not reasonably believe that his action was in the best interests of the Registrant or that his conduct was at least not opposed to the best interests of the Registrant or, in the case of any criminal proceeding, had reasonable cause to believe his conduct was unlawful.

The indemnification provisions of the bylaws permit the Registrant to indemnify directors and officers against claims resulting from suits against such persons by or in the right of the Registrant (hereinafter referred to as “derivative actions”), provided that such person is determined to have acted in good faith and in the reasonable belief that his action was in the best interest of the Registrant. It is possible that a court will determine that the provision relating to the indemnification for amounts paid on account of derivative actions is against public policy and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has obtained on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. The Registrant has also obtained insurance covering the Registrant against indemnification payments to its directors and officers for certain liabilities. However, to the extent such coverage is inadequate to cover claims against directors or officers, the Registrant may be required pursuant to its bylaws to reimburse the directors or officers for the uninsured portion of such claims. In such an event, the Registrant’s indemnification obligations to its directors and officers could have a material negative impact on the Registrant’s financial condition and on shareholder equity.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately following the signature page is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on March 25, 2005.

LIFELINE SYSTEMS, INC.

By:	/s/ RONALD FEINSTEIN
Ronald Feinstein
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Lifeline Systems, Inc., hereby severally constitute and appoint Ronald Feinstein, L. Dennis Shapiro and Jeffrey A. Stein, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Post-Effective Amendment No. 1 to Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Lifeline Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RONALD FEINSTEIN Ronald Feinstein	President and Chief Executive Officer and Director (principal executive officer)	March 25, 2005

/s/ MARK G. BEUCLER Mark G. Beucler	Vice President, Finance, Chief Financial Officer and Treasurer (principal financial and accounting officer)	March 25, 2005

/s/ L. DENNIS SHAPIRO L. Dennis Shapiro	Director	March 25, 2005

/s/ EVERETT N. BALDWIN Everett N. Baldwin	Director	March 25, 2005

/s/ S. WARD CASSCELLS, III, M.D. S. Ward Casscells, III, M.D.	Director	March 25, 2005

/s/ ELLEN FEINGOLD Ellen Feingold	Director	March 25, 2005

/s/ JOSEPH E. KASPUTYS, Ph.D. Joseph E. Kasputys, Ph.D.	Director	March 25, 2005

/s/ CAROLYN C. ROBERTS Carolyn C. Roberts	Director	March 25, 2005

/s/ GORDON C. VINEYARD, M.D. Gordon C. Vineyard, M.D.	Director	March 25, 2005

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Articles of Organization of the Registrant, as amended (Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

3.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on October 27, 2004 (File No. 333-118929)).

4.1	Rights Agreement dated November 19, 2004 between the Registrant and Registrar and Transfer Company, as Rights Agent (Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on December 10, 2004).

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature page of this registration statement).